Exhibit 99.1

PRESS RELEASE

DECEMBER 12, 2008

SAUER-DANFOSS INC. ANNOUNCES SALE OF AC MOTOR BUSINESS AND REVISES 2008 EARNINGS GUIDANCE

•                  AC Motor Business to be Sold to Schabmüller GmbH

•                  Earnings also Impacted by Further Deterioration of Markets

CHICAGO, Illinois, USA, December 12, 2008 – Sauer-Danfoss Inc. (NYSE: SHS) today announced that it has entered into an agreement to sell its AC motor business, primarily operating out of Odense, Denmark, to Schabmüller GmbH in Berching, Germany.  The Company is also reducing its earnings guidance for full year 2008 to $0.75 to $0.85 per share from its previous earnings guidance of $1.15 to $1.25 per share to reflect the impact from the sale and further deteriorating conditions in its end markets.

“Our lowered expectations are primarily driven by two factors,” explained David J. Anderson, Sauer-Danfoss’ President and Chief Executive Officer.  “Our markets in the Americas, Europe, and Asia-Pacific continue to deteriorate at a rapid pace as a result of the global credit crisis and general economic conditions, with customers pushing out orders on very short notice.  In addition, our fourth quarter results will be impacted by a loss on the sale of our AC motor business related to the Material Handling market with a pre-tax charge of approximately $10.0 million, or $0.17 per share.”

Anderson continued, “The sale of the AC motor business is the result of our decision to address this commodity business which continues to operate below our earnings expectations.  We are retaining the technology as well as the engineering and production capabilities which will allow us to work on electrification solutions for off-road vehicle applications.”

The sale of the AC motor business, with 2008 sales of approximately $35 million, is expected to close in the next 30 days contingent on receipt of German anti-trust clearance.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com